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EXHIBIT 12 (A)
                            SIERRA PACIFIC RESOURCES
                       RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                  Year Ended December 31,
                                                    -------------------------------------------------------------------------------
                Amounts in 000's                       2002              2001              2000             1999            1998
EARNINGS AS DEFINED:
   Income (Loss) From Continuing Operations
            After Interest Charges                  $(286,883)        $  52,336         $ (27,001)        $  67,152       $  94,686
   Income Taxes                                      (164,440)           15,531           (28,936)           26,570          45,471
                                                    ---------         ---------         ---------         ---------       ---------
   Income (Loss) From Continuing Operations
            before Income Taxes                      (451,323)           67,867           (55,937)           93,722         140,157

   Fixed Charges                                      301,029           244,022           210,368           133,515          81,238
   Capitalized Interest                                (5,270)           (2,801)          (10,634)           (8,000)         (6,080)
   Preference Security Dividend Requirements          (21,172)          (24,462)          (24,297)          (20,127)        (11,013)
                                                    ---------         ---------         ---------         ---------       ---------

            Total                                   $(176,736)        $ 284,626         $ 119,500         $ 199,110       $ 204,302
                                                    =========         =========         =========         =========       =========

FIXED CHARGES AS DEFINED:
   Interest Expensed and Capitalized (1)            $ 279,857         $ 219,560         $ 186,071         $ 113,388       $  70,225
   Preference Security Dividend Requirements           21,172            24,462            24,297            20,127          11,013
                                                    ---------         ---------         ---------         ---------       ---------

            Total                                   $ 301,029         $ 244,022         $ 210,368         $ 133,515       $  81,238
                                                    =========         =========         =========         =========       =========

RATIO OF EARNINGS TO FIXED CHARGES                         --              1.17                --              1.49            2.51

          DEFICIENCY                                $ 477,765         $      --         $  90,868         $      --       $      --

(1) Includes amortization of premiums, discounts, and capitalized debt expense and interest component of rent expense.

         For the purpose of calculating the ratios of earnings to fixed charges, "Fixed charges" represent the aggregate of interest charges on short-term and long-term debt and distributions on preferred securities of consolidated subsidiaries, allowance for borrowed funds used during construction (AFUDC) and capitalized interest, the portion of rental expense deemed to be attributable to interest, and the pre-tax preferred stock dividend requirements of consolidated subsidiaries. "Earnings" represent the aggregate of income (or loss) from continuing operations before obligated mandatorily redeemable preferred securities, income taxes, and fixed charges, less AFUDC and capitalized interest, and pre-tax preferred stock dividend requirements of consolidated subsidiaries.